Mercantile Bank Corporation

Computershare

Computershare Trust Company, N.A.
PO Box 505000
Louisville, KY 40233-5000
Within USA, US territories & Canada 800 733 5001
Outside USA, US territories & Canada 781 575 2879
www.computershare.com/investor

Name

Address

City, State, Zip

Holder Account Number

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

Dividend Reinvestment Plan - Enrollment Form

Please refer to the plan prospectus or brochure before enrolling. (If you do not want to enroll in the plan and you want to receive all your dividends in cash you do not need to complete this form.)

Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed. If the plan permits, you may make optional cash investments at any time under each of the participation options below.

☐ **Full Dividend Reinvestment**
Please mark this box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including shares purchased with optional cash investments.

☐ **All Dividends Paid in Cash (No Dividend Reinvestment)**
Please mark this box if you wish to receive dividend payments in cash on all stock now held or any future holdings, including shares purchased with optional cash investments.

☐ **Partial Dividends Paid in Cash**
Please mark this box and specify the number of whole shares on which you wish to receive dividend payments in cash. The dividends on all remaining shares or any future holdings, including shares purchased with optional cash investments, will be reinvested.

Partial Share Amount

By participating in the plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participation in the plan will continue until I notify Computershare in writing that I desire to terminate my participation in the plan. Upon providing such notification, I acknowledge that my withdrawal from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan.

Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there is activity in your account. If you would like to confirm your enrollment in the plan, please call us at the above referenced telephone number.

To be valid, this form must be signed by all registered shareholders. If you do not sign and return this form, you will continue to receive dividend payments in cash.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

Date (mm/dd/yyyy) / /

Daytime Telephone Number

Please return completed form to: Computershare
PO Box 505000
Louisville, KY 40233-5000

E47UEF N MBWM

Privacy Notice

At Computershare, we take privacy seriously. In the course of providing services to you in connection with employee stock purchase plans, dividend reinvestment plans, direct stock purchase plans, direct registration services and/or custody services, we receive nonpublic, personal information about you. We receive this information through transactions we perform for you, from enrollment forms, automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We may also receive information about you by virtue of your transaction with affiliates of Computershare or other parties. This information may include your name, address (residential and mailing), social security number, bank account information, stock ownership information, date of birth, government-issued identification number, and other financial information.

With respect both to current and former customers, Computershare does not share nonpublic personal information with any non-affiliated third-party except as necessary to process a transaction, service your account or as required or permitted by law. Our affiliates and outside service providers with whom we share information are legally bound not to disclose the information in any manner, unless required or permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural safeguards to protect your personal information.

Computershare realizes that you entrust us with confidential personal and financial information and we take that trust very seriously.

Mercantile Bank Corporation

Computershare

Computershare Trust Company, N.A.
PO Box 505000
Louisville, KY 40233-5000
Within USA, US territories & Canada 800 733 5001
Outside USA, US territories & Canada 781 575 2879
www.computershare.com/investor

Name

Address

City, State, Zip

Holder Account Number

_ _ _ _ _ _ _ _ _ _ _

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

This form is to be used for recurring debits only. Do not use for one time purchases.

Dividend Reinvestment Plan - Direct Debit Authorization - Monthly

Funds will be withdrawn on the 7th day of the month or on the next business day.

$ __ , ___ . __

Dollar Amount:

This plan allows for a minimum amount of $50 with a maximum of $200,000 per year. If applicable, an enrollment fee will be deducted from the initial investment.

Financial Institution Information

A.

Please select one. ☐ Individual ☐ Joint ☐ Other

B.

Please select one. ☐ Checking Account ☐ Savings Account

Financial institution account number

Financial institution routing number

Note: DO NOT USE A CREDIT CARD. If you do not know your account number or the routing number, please see the reverse side of this form or check with your financial institution. Account numbers must be in numeric format.

Name(s) in which the above account is held

Note: If you are not currently enrolled in this company's Plan, by signing this form, you agree to the following: (1) to enroll in the Plan for full dividend reinvestment so that all of your dividends will be used to purchase additional shares (if available); (2) to be bound by the terms and conditions of the prospectus or brochure that governs the Plan; (3) that you have read and fully understand the terms and conditions of the prospectus or brochure; and (4) that you further agree that your participation in the Plan will continue until you notify Computershare in writing or by other available means that you desire to terminate participation in the Plan. Upon providing such notification, you acknowledge that withdrawal from the Plan will be subject to the terms and conditions of the prospectus or brochure that governs the Plan.

I/We hereby authorize Computershare to make monthly automatic transfers of funds from the above account in the amount shown. This deduction will be used to purchase shares to be deposited into my/our account. **All owners of the financial institution account must sign below.**

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

Date (mm/dd/yyyy) __ / __ / ____

Daytime Telephone Number

Please return completed form to:

Computershare
PO Box 505000
Louisville, KY 40233-5000

E 5 U E M D

M B W M

00H3PC -WEB